UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2020

ZW Data Action Technologies Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-34647	20-4672080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Room 1106, Xinghuo Keji Plaza, No. 2 Fengfu Road, Fengtai District, Beijing, PRC 100070
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +86-10-60846616

No. 9 South Min Zhuang Road, Haidian District, Beijing, PRC 100195

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
$0.001 Common Stock	CNET	Nasdaq Capital Market

Item 1.01.  Entry into a Material Definitive Agreement.

On December 10, 2020, ZW Data Action Technologies Inc. (the “Company”) and certain institutional investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell to such investors an aggregate of 4,320,989 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) together with warrants to purchase a total of 1,728,396 shares of Common Stock, for gross proceeds of approximately $7.0 million. Each purchaser of shares of Common Stock will receive a warrant to purchase a number of shares equal to 40% of the number of shares of Common Stock the purchaser purchases in the offering with a warrant term of 36 months (the “Warrants”). The purchase price for each share of Common Stock and the related Warrant is $1.62. Each warrant has an exercise price of $2.03. Each Warrant is subject to anti-dilution provisions that require adjustment of the number of shares of Common Stock that may be acquired upon exercise of the Warrant, or to the exercise price of such shares, or both, to reflect stock dividends and splits, subsequent rights offerings, pro-rata distributions, and certain fundamental transactions. The Warrants also contain “full ratchet” price protection in the event of subsequent issuances below the applicable exercise price.

The closing of the offering is expected to take place on or about December 14, 2020, subject to the satisfaction of customary closing conditions.

On October 28, 2020, the Company entered into a letter agreement with FT Global Capital, Inc., as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent has agreed to act as placement agent on a best efforts basis in connection with the above offering.  The Company has agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds from the sale of shares of Common Stock and the Warrants in this offering. The Company has also agreed to issue to the Placement Agent a warrant to purchase a number of shares of Common Stock equal to 7.0% of the aggregate number of shares of Common Stock sold in this offering, which warrant will have an exercise price of $2.03 per share and will terminate on the three-year anniversary of the closing of the offering. The Company also agreed to extend certain piggy-back registration rights with respect to the Placement Agent warrants, and to reimburse the Placement Agent up to $30,000 for travel, due diligence or related expenses, and additional $30,000 for legal expenses.

The shares of Common Stock, the Warrants, and shares of Common Stock issuable upon exercise of the Warrants will be issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”), in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-228061), which was declared effective by the SEC on August 3, 2020.

A copy of the Placement Agent letter agreement, form of securities purchase agreement and form of Warrant are attached hereto as Exhibits 10.1, 10.2 and 4.1, respectively, and are incorporated herein by reference. The foregoing summaries of the terms of the letter agreement, securities purchase agreement and the warrants are subject to, and qualified in their entirety by, such documents.

On December 10, 2020, the Company issued a press release announcing the offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant

5.1	Opinion of Loeb & Loeb LLP

10.1	Letter Agreement, dated October 28, 2020, between ZW Data Action Technologies Inc. and FT Global Capital, Inc.

10.2	Form of Securities Purchase Agreement.

23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

99.1	Press Release dated December 10, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2020	ZW Data Action Technologies Inc.

	By:	/s/ Handong Cheng
		Name:	Handong Cheng
		Title:	Chief Executive Officer and President